As filed with the Securities and Exchange Commission on March 16, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALIPER LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0675808
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

68 ELM STREET

HOPKINTON, MA 01748

(Address of principal executive offices, including zip code)

1999 EQUITY INCENTIVE PLAN

1999 EMPLOYEE STOCK PURCHASE PLAN

1999 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

(Full title of plan)

E. Kevin Hrusovsky

President and Chief Executive Officer

Caliper Life Sciences, Inc.

68 Elm Street

Hopkinton, MA 01748

(508) 435-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William T. Whelan, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock (par value $0.001)	5,000,888	(1)	$5.87	(2)	$29,355,209	(2)	$901.20	(2)

Preferred Share Purchase Rights	5,000,888			(3)		(3)		(3)

(1)                                  Represents 4,214,894 shares to be registered pursuant to the 1999 Equity Incentive Plan, 533,100 shares to be registered pursuant to the 1999 Employee Stock Purchase Plan and 252,894 shares to be registered pursuant to the 1999 Non-Employee Directors’ Stock Option Plan.  This Registration Statement shall cover any additional shares of Common Stock which become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h).  The price per share and aggregate offering price of the shares to be offered under the plans are based upon the average of the high and low prices of the Registrant’s Common Stock on March 13, 2007 as reported on the Nasdaq Global Market (pursuant to Rule 457(c) under the Act) for shares reserved for future issuance under the plans.

 (3)                               Preferred Share Purchase Rights, which are attached to the shares of Common Stock to be issued but do not trade separately from the shares of Common Stock until the occurrence of a triggering event.  No additional offering price attaches to these rights.

EXPLANATORY NOTES

1.  In accordance with General Instruction E to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on  Form S-8 for offers of Common Stock pursuant to the Registrant’s 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan and 1999 Non-Employee Directors’ Stock Option Plan.

2.  The contents of the previously filed Registration Statements on Form S-8 (File Nos. 333-129861, 333-117273, 333-106436, 333-91276, 333-69722, 333-40466 and 333-95007) of the Registrant are hereby incorporated by reference.  The purpose of this Form S-8 is to reflect an increase in the number of shares authorized for issuance under the 1999 Equity Incentive Plan , the 1999 Employee Stock Purchase Plan and the 1999 Non-Employee Directors’ Stock Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Caliper Life Sciences, Inc. (the “Registrant”) with the Commission are incorporated by reference into this Registration Statement:

(a)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 14, 2007.

(b)                                 The Registrant’s Current Report on Form 8-K filed March 2, 2007.

(c)                                  The description of the Registrant’s Common Stock which is contained in the Registration Statement on Form 8-A, filed November 22, 1999, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

The Preferred Share Purchase Rights (the “Rights”) are not currently registered under the Exchange Act.  Each share of Common Stock issued or outstanding has attached to it a Right.  Each Right entitles the registered holder to purchase from the Registrant one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at a price of $100.00 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. Each one one-hundredth of a share of Preferred Shares has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a Common Share.

The Rights are currently evidenced by the stock certificates representing the Common Shares outstanding, and no separate Right Certificates, as defined, have been distributed. Until the earlier to occur of (i) subject to limited exceptions, the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Shares (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates, by such Common Share certificate.

Until the Distribution Date, the Rights will be transferable with and only with the Common Shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on December 17, 2011 (the “Final Expiration Date”), unless the Rights are earlier redeemed or exchanged by the Registrant, in each case, as described below.  The Rights are protected by customary anti-dilution provisions to protect the value of the Rights in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares or the Common Stock, and in certain other events.

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares would be entitled to a minimum preferential liquidation payment of $100 per share, but would be entitled to receive an aggregate payment equal to 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount of consideration received per Common Share. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares’ dividend and liquidation rights, the value of one one-hundredth of a Preferred Share should approximate the value of one Common Share. The Preferred Shares would rank junior to any other series of the Registrant’s preferred stock.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will for a 60-day period have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right (or, if such number of shares is not and cannot be authorized, the Registrant may issue Preferred Shares, cash, debt, stock or a combination thereof in exchange for the Rights). This right will terminate 60 days after the date on which the Rights become nonredeemable (as described below), unless there is an injunction or similar obstacle to exercise of the Rights, in which event this right will terminate 60 days after the date on which the Rights again become exercisable.

In the event that the Registrant is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons in which such persons have an interest, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

At any time after an Acquiring Person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Shares, the Board of Directors of the Registrant may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preferred Share, per Right (or, at the election of the Registrant, the Registrant may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

At any time prior to the earliest of (i) the day of the first public announcement that a person has become an Acquiring Person or (ii) the Final Expiration Date, the Board of Directors of the Registrant may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”). Following the expiration of the above periods, the Rights become nonredeemable. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the Board of Directors of the Registrant without the consent of the holders of the Rights, except that from and after such time as the rights are distributed no such amendment may adversely affect the interest of the holders of the Rights excluding the interests of an Acquiring Person.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Registrant, including, without limitation, the right to vote or to receive dividends.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Registrant on terms not approved by the Registrant’s Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be amended to permit such acquisition or redeemed by the Registrant at $0.01 per Right prior to the earliest of (i) the time that a person or group has acquired beneficial ownership of 15% or more of the Common Shares or (ii) the final expiration date of the rights.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Incorporated herein by reference from Part II, Item 15 of the Registrant’s Registration Statement on Form S-3 (File No. 333-129192) filed with the Commission on October 21, 2005.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(1)	Specimen Stock Certificate.

4.3(2)	Restated Bylaws of the Registrant.

4.5(3)	Rights Agreement, dated as of December 18, 2001, between the Registrant and Wells Fargo Bank Minnesota, N.A., as Rights Agent.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Mintz Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to Signature Page.

99.2(4)	1999 Equity Incentive Plan.

99.3(4)	1999 Employee Stock Purchase Plan.

99.4(4)	1999 Non-Employee Directors’ Stock Option Plan.

(1)          Previously filed as the like-numbered Exhibit to the Annual Report on Form 10-K for the annual period ended December 31, 2004, filed March 16, 2005, and incorporated by reference herein.

(2)          Previously filed as Exhibit 3.1 to Current Report on Form 8-K filed on March 2, 2007 and incorporated by reference herein.

(3)          Previously filed as Exhibit 99.2 to Current Report on Form 8-K filed December 19, 2001 and incorporated by reference herein.

(4)          Previously filed as the like-numbered Exhibits to the Registration Statement on Form S-8 (No. 333-95007), filed January 20, 2000, and incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

(a)                                  The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 (§ 230.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form S-3 (§ 239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the Registration Statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hopkinton, Commonwealth of Massachusetts, on March 16, 2007.

Caliper Life Sciences, Inc.

By: /s/ E. Kevin Hrusovsky
E. Kevin Hrusovsky
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Kevin Hrusovsky, Thomas T. Higgins, Peter F. McAree and Stephen E. Creager, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. KEVIN HRUSOVSKY	President and Chief Executive Officer
E. Kevin Hrusovsky	and Director (Principal Executive
	Officer)	March 16, 2007

/s/ THOMAS T. HIGGINS	Executive Vice President and Chief
Thomas T. Higgins	Financial Officer (Principal Financial
	Officer)	March 16, 2007

/s/ PETER F. MCAREE	Vice President, Finance (Principal
Peter F. McAree	Accounting Officer)	March 16, 2007

/s/ DANIEL L. KISNER, M.D.	Chairman of the Board of Directors	March 16, 2007
Daniel L. Kisner, M.D.

/s/ DAVID V. MILLIGAN, PH.D	Vice Chairman of the Board of Directors	March 16, 2007
. David V. Milligan, Ph.D.

/s/ VAN BILLET	Director	March 16, 2007
Van Billet

/s/ ROBERT C. BISHOP, PH.D.	Director	March 16, 2007
Robert C. Bishop, Ph.D.

/s/ DAVID W. CARTER	Director	March 16, 2007
David W. Carter

/s/ ALLAN L. COMSTOCK	Director	March 16, 2007
Allan L. Comstock

/s/ MICHAEL R. EISENSON	Director	March 16, 2007
Michael R. Eisenson

/s/ KATHRYN A. TUNSTALL	Director	March 16, 2007
Kathryn A. Tunstall

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(1)	Specimen Stock Certificate.

4.3(2)	Restated Bylaws of the Registrant.

4.5(3)	Rights Agreement, dated as of December 18, 2001, between the Registrant and Wells Fargo Bank Minnesota, N.A., as Rights Agent.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Mintz Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to Signature Page.

99.2(4)	1999 Equity Incentive Plan.

99.3(4)	1999 Employee Stock Purchase Plan.

99.4(4)	1999 Non-Employee Directors’ Stock Option Plan.

(1)          Previously filed as the like-numbered Exhibit to the Annual Report on Form 10-K for the annual period ended December 31, 2004, filed March 16, 2005, and incorporated by reference herein.

(2)          Previously filed as Exhibit 3.1 to Current Report on Form 8-K filed on March 2, 2007 and incorporated by reference herein.

(3)          Previously filed as Exhibit 99.2 to Current Report on Form 8-K filed December 19, 2001 and incorporated by reference herein.

(4)          Previously filed as the like-numbered Exhibits to the Registration Statement on Form S-8 (No. 333-95007), filed January 20, 2000, and incorporated herein by reference.